Exhibit 99.4

EXECUTION COPY

JEFFERIES FUNDING LLC JEFFERIES & COMPANY, INC. 520 Madison Avenue New York, New York, 10022	JEFFERIES FINANCE LLC 520 Madison Avenue New York, New York, 10022	WELLS FARGO FOOTHILL, LLC 2450 Colorado Avenue, Suite 3000 West Santa Monica, CA 90404

June 12, 2008

MARKET FLEX AND SECURITIES DEMAND LETTER

Tilman J. Fertitta
c/o 1510 West Loop South
Houston, Texas  77027

Re:           Landry’s Restaurants, Inc.

Ladies and Gentlemen:

  We refer to the commitment letter dated the date hereof (including the exhibits, schedules and annexes thereto, the “Commitment Letter”) among Jefferies Funding LLC (“Jefferies Funding”), Jefferies Finance LLC (“Jefferies Finance”), Jefferies & Company, Inc. (“Jefco” and, together with Jefferies Funding and Jefferies Finance, the “Jefferies Commitment Parties), Wells Fargo Foothill, LLC (“WFF” and, together with the Jefferies Commitment Parties, “we” or “us”) and Tilman J. Fertitta or a newly formed entity (the “Parent”) solely owned by Tilman J. Fertitta (“you”).  Terms used but not defined in this letter agreement (this “Market Flex and Securities Demand Letter”) shall have the meanings assigned thereto in the Commitment Letter.

1.           Market Flex.

(a)           As consideration for our commitments under the Commitment Letter, we (in the case of clause (v) below of this Section 1(a)) and the Applicable Commitment Parties identified in clauses (i) through (iv) and (vi) through (x) of this Section 1(a) in the case of such clauses) shall be entitled, after consultation with you, to make only the following changes to the Facilities or the Preferred Equity Offering: (1) establish sub-facilities and/or tranching, (2) reallocate commitment amounts between or among the Facilities as provided herein, (3) increase the LIBOR floor in respect of the Senior Credit Facilities, (4) add prepayment premiums as provided herein, (5) change the amortization of the Senior Credit Facilities as provided herein, (6) change the pricing as provided herein and/or (7) change the call protection in respect of the Preferred Equity Offering as provided herein, at any time if we (in the case of clause (v) below of this Section 1(a)) and the Applicable Commitment Parties identified in clauses (i) through (iv) and (vi) through (x) of this Section 1(a) in the case of such clauses) determine, after using commercially reasonable efforts to syndicate the Facilities and consummate the Preferred Equity Offering on the terms set forth in the Commitment Letter, that such changes are necessary or advisable in order to ensure both (x) that the commitments and outstanding loans and other extensions of credit of (A) Jefferies Funding and its affiliates in respect of the Bridge Loan Facility shall be zero, and (B) Jefferies Finance and WFF and their respective affiliates in respect of the Senior Credit Facilities shall be $45.0 million or less in the aggregate, and (y) the successful sale of the Preferred Equity Offering; provided that:

(i)           Pricing for Senior Credit Facilities.  Either Jefferies Finance or WFF shall be entitled pursuant to this clause to increase the interest rate margins or spreads over Base Rate or Eurodollar Rate from those set forth in the Commitment Letter by up to 2.00% in the case of the Senior Credit Facilities (determined on a weighted average basis over all the Senior Credit Facilities);

(ii)         Pricing for Bridge Loan Facility.  Jefferies Funding shall not be entitled pursuant to this clause to increase the interest rate margins or spreads over Base Rate or Eurodollar Rate from those set forth in the Commitment Letter in the case of the Bridge Loan Facility;

(iii)        Pricing for Preferred Equity Offering.  Jefco shall not be entitled pursuant to this clause to increase the dividend rates payable on the Preferred Equity from those set forth in the table below:

Term Loan Facility	at least $250 million	in between	at least $200 million
First $25 million of Preferred Equity Offering	20.0% rate	pro rata rate	18.0% rate
Second $25 million of Preferred Equity Offering	20.0% rate	20.0% rate	20.0% rate

(iv)        Call Protection on the Preferred Equity Offering.  If Jefco places more than $25.0 million of the Preferred Equity, Jefco shall be entitled pursuant to this clause to increase the no-call period to three years and provide that the call protection premium shall be (A) up to 106.0% in year 4, (B) 103.0% in year 5, and (C) 100.0% in year 6 and thereafter;

(v)         Acquiror Equity Contribution.  We shall not be entitled pursuant to this clause to increase the Acquiror Equity Contribution;

(vi)        LIBOR Floor and Base Rate Floor on Senior Credit Facilities.  Either Jefferies Finance or WFF shall be entitled pursuant to this clause to increase the LIBOR floor or the Base Rate floor on the Senior Credit Facilities, in each case by up to 0.25% per annum;

(vii)       LIBOR Floor on Bridge Loan Facility.  Jefferies Funding shall not be entitled pursuant to this clause to add a LIBOR floor to the Bridge Loan Facility;

(viii)      Reduction of Principal Amount of Senior Credit Facilities.  Either Jefferies Finance or WFF shall be entitled pursuant to this clause to reduce the aggregate principal amount of the Term Loan Facility by up to $50.0 million and, if either Jefferies Finance or WFF so elects, the amount of any such decrease shall be matched dollar-for-dollar by an increase in the size of the Notes Offering or the Bridge Loan Facility (which Jefco or Jefferies Funding, as applicable, shall provide on the terms and conditions specified in the Commitment Letter);

(ix)         Prepayment Premium on Senior Credit Facilities. Either Jefferies Finance or WFF shall entitled pursuant to this clause to add a prepayment premium in relation to the prepayment of the Senior Credit Facilities; provided that (i) neither Jefferies Finance nor WFF shall be entitled to add a prepayment premium that is greater than 102% in year 1 and 101% in year 2, and (ii) up to 10% of the outstanding balance of the Tranche A Term Loans shall be permitted to be prepaid in any one twelve month period without being subject to a prepayment premium; and

(x)          Amortization of Tranche A Term Loans. Either Jefferies Finance or WFF shall be entitled pursuant to this clause to increase the percentage of Tranche A Term Loans that are repayable in quarterly installments in year 1 following the Closing Date to no more than 5.0% of the aggregate Commitments in respect of the Tranche A Term Loans.

(b)           Any increase in the interest rate margins permitted by the foregoing may, at our option, (i) take the form of original issue discount (“OID”) or upfront fees (which shall be deemed to constitute like amounts of OID) with OID being equated to such interest margins in a manner determined by us and consistent with generally accepted financial practice based on an assumed four-year life to maturity or (ii) be accomplished by a combination of an increase in interest margins, OID and upfront fees.

(c)           (i) Jefferies Funding’s commitments, with respect to the Bridge Loan Facility, (ii) Jefferies Finance’s commitments, with respect to the Senior Credit Facilities, (iii) WFF’s commitments, with respect to the Senior Credit Facilities, and (iv) Jefco’s commitments, with respect to the Preferred Equity Offering, are subject to the agreements in this Section 1.  Our respective rights under this Section 1 will survive execution of the definitive documentation governing or evidencing the Facilities (the “Definitive Debt Documents”) and any borrowings thereunder and will continue in effect until both (A) the commitments and outstanding loans and other extensions of credit of Jefferies Funding and its affiliates in respect of the Bridge Loan Facility shall be zero, and (B) the commitments and outstanding loans and other extensions of credit of Jefferies Finance and WFF and their respective affiliates in respect of the Senior Credit Facilities shall be $45.0 million in the aggregate.  In the event that the Definitive Debt Documents are executed and delivered prior to the reduction of both (A) the commitments and outstanding loans and other extensions of credit of Jefferies Funding and its affiliates in respect of the Bridge Loan Facility to zero, and (B) the commitments and outstanding loans and other extensions of credit of Jefferies Finance and WFF and their respective affiliates in respect of the Senior Credit Facilities to $45.0 million in the aggregate, you agree that you and your affiliates and subsidiaries will execute any amendment to such Definitive Debt Documents as may be reasonably requested by us (in the case of clause (v) of Section 1(a)) and the Applicable Commitment Parties identified in clauses (i) through (iv) and (vi) through (x) of Section 1(a) in the case of such clauses) to effect such changes.

2.           Issuance of Permanent Instruments.

(a)           In entering into the Commitment Letter, the Jefferies Commitment Parties have relied on your commitment to cause the Bridge Loans, Term Loans and Exchange Notes, as the case may be, to be repaid with the proceeds of an issuance of any debt securities issued by the Company, or any loan (including any institutional term loan) or other debt financing (“Permanent Instruments”) in which the Jefferies Commitment Parties expect to participate.  Upon notice by Jefco (a “Permanent Instruments Notice”), at any time and from time to time following the date hereof, you will issue and sell Permanent Instruments pursuant to an underwriting agreement or purchase agreement in Jefco’s customary form or a loan agreement or other definitive documentation in Jefco’s customary form, the proceeds of which will be applied (in Jefco’s sole discretion) either:  (i) to fund $315.0 million (plus the amount of any increase in the size of the Notes Offering or the Bridge Loan Facility pursuant to Section 1(a)(viii)) of the funds needed to consummate the Acquisition; or (ii) to refinance all Bridge Loans, Term Loans and/or Exchange Notes, if any, outstanding following the consummation of the Acquisition, upon such terms and conditions as may be specified in the Permanent Instruments Notice; provided, however, that:

(i)           the issue price and the interest rate(s) on such Permanent Instruments (whether floating or fixed) shall be determined by Jefco in light of the then-prevailing market conditions, but in no event shall the weighted average yield on all such Permanent Instruments exceed either the Interest Rate Cap or the Cash Interest Rate Cap, as applicable;

(ii)         the determination of whether such Permanent Instruments will be issued through a public offering, a private placement or other form of distribution, will be made by Jefco in its reasonable discretion after consultation with you; provided that the Permanent Instruments shall not be issued through a public offering or registered for public trading unless the Bridge Loan Facility has been funded in whole or in part on the Closing Date;

(iii)        the maturity or mandatory redemption date of any such Permanent Instruments will not be earlier than one year after the final scheduled maturity date of the last to mature of the Senior Credit Facilities (as in effect on the Closing Date);

(iv)        such Permanent Instruments will contain such terms, conditions and covenants and intercreditor provisions as are necessary or appropriate in light of then-prevailing market conditions, all as determined by Jefco in its reasonable discretion after consultation with you;

(v)         such Permanent Instruments may be required to be issued or co-issued by a holding company or subsidiary of yours, if deemed necessary or appropriate in light of then-prevailing market conditions by Jefco in its reasonable discretion after consultation with you; and

(vi)        all other arrangements with respect to such Permanent Instruments shall be as reasonably specified by Jefco in light of then-prevailing market conditions after consultation with you.

You agree to do all things required or advisable, in Jefco’s reasonable opinion, in connection with the issuance or sale of such Permanent Instruments.  The gross proceeds of any issuance of Permanent Instruments shall reduce on a dollar-for-dollar basis the commitment of Jefferies Funding in respect of the Bridge Loan Facility.

(b)           In connection with the offering of the Permanent Instruments, you shall assist (and (x) prior to the consummation of the Acquisition, shall use your commercially reasonable efforts to cause the Acquired Business to assist (including by including a covenant in the definitive acquisition agreement) and (y) thereafter, shall cause the Acquired Business to assist) Jefco in marketing the Permanent Instruments to prospective purchasers or other investors as soon as practicable and at such times and locations as Jefco reasonably requests.  In connection with the foregoing, you shall, and shall cause the respective senior management, representatives and advisers of the Acquiror to:

(i)            promptly prepare and provide all financial and other information as Jefco may reasonably request with respect to the Company, and the Acquisition, including financial projections related to the foregoing;

(ii)            use your best efforts to ensure that Jefco’s efforts to market the Permanent Instruments benefit materially from your and the Acquired Business’ existing financial relationships;

(iii)           participate, and use your commercially reasonable efforts to cause senior management of the Acquired Business to participate, in customary “road shows” or other meetings with potential purchasers of, or other investors in, the Permanent Instruments;

(iv)           prepare one or more confidential offering memoranda, confidential information memoranda and/or other marketing materials relating to the Permanent Instruments; and

(v)           obtain, at your expense, but with Jefco’s assistance, monitored public ratings of the Permanent Instruments from Moody’s Investors Service, Inc. and Standard & Poor’s Ratings Services, at least 30 days prior to the scheduled closing date for the issuance or sale of the Permanent Instruments, and to participate actively in the process of securing such ratings, including having senior management of you and the Acquired Business meet with such ratings agencies.

3.           Hedging Program.  As consideration for our services in connection with the Transactions, you hereby agree to offer WFF (or one or more of its affiliates) the first opportunity (which WFF (or such affiliate(s)) may accept or decline, in whole or in part, in its or their sole discretion) to bid for all interest rate collars, swaps, hedges and other interest rate fixing financial services and foreign currency hedges for the Parent and its subsidiaries for so long as any of the Facilities shall be in place, and on terms and conditions consistent with the then-current market standards and mutually satisfactory to the Parent and WFF (or the applicable affiliate(s) of WFF).

4.           Confidentiality.  This Market Flex and Securities Demand Letter is delivered to you with the understanding that neither this Market Flex and Securities Demand Letter nor any of the terms hereof may be disclosed to any third party without our prior written consent except (a) as required by applicable law or compulsory legal process (in which case you agree to inform us promptly thereof and to cooperate with us in securing a protective order in respect thereof), and (b) to your officers, directors, employees, attorneys, accountants and advisors on a confidential and need-to-know basis and only in connection with the Transactions.

5.           Notices.  Notice given pursuant to any of the provisions of this Market Flex and Securities Demand Letter shall be in writing and shall be mailed or delivered (a) if to you, at the address(es) set forth above, (b) if to either of Jefco or Jefferies Funding, at their offices, at 520 Madison Avenue, New York, New York 10022, Attention:  General Counsel, Investment Banking, with a copy (which shall not constitute notice) to Christian Morris, Managing Director, at his office at 11100 Santa Monica Boulevard, 10th Floor, Los Angeles, CA  90025, (c) if to Jefferies Finance, at its offices, at 520 Madison Avenue, New York, New York 10022, Attention: General Counsel, Investment Banking, with a copy (which shall not constitute notice) to E. Joseph Hess, Managing Director, at his offices at 520 Madison Avenue, New York, New York 10022, and (d) if to WFF, at its offices, at 2450 Colorado Avenue, Suite 3000 West, Santa Monica, CA 90404, Attention: Specialty Finance Division Manager, with a copy (which shall not constitute notice) to John F. Hilson at his office at Paul, Hastings, Janofsky & Walker LLP, 515 South Flower Street, Los Angeles, CA  90071.

6.           Counterparts.  This Market Flex and Securities Demand Letter may be executed in one or more counterparts, each of which will be deemed an original, but all of which taken together will constitute one and the same instrument.  Delivery of an executed signature page of this Market Flex and Securities Demand Letter by facsimile or other electronic transmission shall be as effective as delivery of an originally-executed counterpart thereof.

7.           Assignment.  You may not assign any of your respective rights, or be relieved of any of your respective obligations, under this Market Flex and Securities Demand Letter without our prior written consent, which may be given or withheld in our sole discretion (and any purported assignment without consent, at our sole option, shall be null and void).  Any and all obligations of, and services to be provided by, us hereunder may be performed and any and all of our rights hereunder may be exercised by or through any of our affiliates or branches.

8.           Third Party Beneficiaries.  This Market Flex and Securities Demand Letter has been and is made solely for the benefit of you, us and our affiliates, and your, our and their respective successors and assigns, and nothing in this Market Flex and Securities Demand Letter, express or implied, is intended to confer or does confer on any other person or entity any rights or reason under or by reason of this Market Flex and Securities Demand Letter or your or our agreements contained herein.

9.           Entire Agreement.  The Financing Letters and the Engagement Letter, dated May 27, 2008, between Jefco and you, (as amended pursuant to the Commitment Letter) incorporate the entire understanding of the parties and supersede all previous agreements relating to the subject matter hereof should they exist.

10.         Choice of Law;  Jurisdiction; Waivers.  The Financing Letters shall be governed by, and construed in accordance with, the laws of the State of New York without regard to conflict of interest principles (other than sections 5-1401 and 5-1402 of the New York General Obligations Law).  To the fullest extent permitted by applicable law, you hereby irrevocably submit to the exclusive jurisdiction of any New York State court or Federal court sitting in the County of New York of the State of New York in respect of any claim, suit, action or proceeding arising out of or relating to the provisions of any Financing Letter and irrevocably agree that all claims in respect of any such claim, suit, action or proceeding may be heard and determined in any such court.  You and we hereby waive, to the fullest extent permitted by applicable law, any objection that you or we may now or hereafter have to the laying of venue of any such claim, suit, action or proceeding brought in any such court, and any claim that any such claim, suit, action or proceeding brought in any such court has been brought in an inconvenient forum.  You and we hereby waive, to the fullest extent permitted by applicable law, any right to trial by jury with respect to any claim, suit, action or proceeding arising out of or relating to the Financing Letters, any of the Transactions or any of the other transactions contemplated hereby or thereby.  The provisions of this Section 10 are intended to be effective upon the execution of this Market Flex and Securities Demand Letter without any further action by you, and the introduction of a true copy of this Market Flex and Securities Demand Letter into evidence shall be conclusive and final evidence as to such matters.

11.         Headings.  The section headings in this Market Flex and Securities Demand Letter have been inserted as a matter of convenience of reference, are not part of this Market Flex and Securities Demand Letter and shall not affect the interpretation of this Market Flex and Securities Demand Letter.

12.         Amendment; Waiver.  This Market Flex and Securities Demand Letter may not be modified or amended except in a writing duly executed by you and us.  No waiver by any party of any breach of, or any provision of, this Market Flex and Securities Demand Letter shall be deemed a waiver of any similar or any other breach or provision of this Market Flex and Securities Demand Letter at the same or any prior or subsequent time.  To be effective, a waiver must be set forth in writing signed by the waiving party and must specifically refer to this Market Flex and Securities Demand Letter and the breach or provision being waived.

13.         Acquired Business to Become a Party.  You shall cause the Acquired Business (and any guarantor of any obligations under any of the Facilities) to become jointly and severally liable, effective upon the closing of the Acquisition, for any and all liabilities and obligations relating to, or arising out of, any of your duties, responsibilities and obligations.

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If the foregoing correctly sets forth our understanding, please indicate your acceptance of the terms hereof by returning to us an executed counterpart hereof, whereupon this Market Flex and Securities Demand Letter shall become a binding agreement among us.

Very truly yours,

JEFFERIES FUNDING LLC

By:	/s/ Brent Stevens
	Name:	Brent Stevens
	Title:	Exec. Vice President

JEFFERIES FINANCE LLC

By:	/s/ E.J. Hess
	Name:	E.J. Hess
	Title:	Managing Director

JEFFERIES & COMPANY, INC.

By:	/s/ Brent Stevens
	Name:	Brent Stevens
	Title:	Exec. Vice President

WELLS FARGO FOOTHILL, LLC

By:	/s/ Russell W. Parks III
	Name:	Russell W. Parks III
	Title:	Senior Director

Accepted and agreed to as of the
date first above written:

/s/ Tilman J. Fertitta
TILMAN J. FERTITTA